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                                                                    EXHIBIT 11.1

                          APPLIED DIGITAL ACCESS, INC.
              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                                   (UNAUDITED)
                  (Amounts in thousands, except per share data)

                                                    FOR THE THREE MONTHS          FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                     1997          1996           1997          1996
                                                     ----          ----           ----          ----
     Net income (loss)                                ($526)      ($3,165)       ($4,349)      ($5,473)
                                                    ========      ========       ========      ========

     Reconciliation of weighted average
     number of shares outstanding to amount
     used in net income per share computation:

     Weighted average number of
     common shares outstanding                       12,512        12,175         12,425        12,033

     Weighted average number of
     options and warrants outstanding,                 -             -              -             -
                                                    --------      --------       --------      --------


     Weighted average number of
     shares outstanding                              12,512        12,175         12,425        12,033
                                                    ========      ========       ========      ========

     Net income (loss) per share                     ($0.04)       ($0.26)        ($0.35)       ($0.45)
                                                    ========      ========       ========      ========


See Note 3 to Condensed Financial Statements